Exhibit 10.51

CONFORMED COPY

111 Eighth Avenue New York, NY 10011 212.624.3700

May 1, 2012

Richard Treese

[address on file with Registrant]

Dear Rick,

This letter will confirm the terms of your offer of employment with WebMD, LLC. and/or its subsidiaries (the “Company”), a subsidiary of WebMD Health Corp. (“WebMD Health”). It is anticipated that your first day of employment with the Company will be May 29, 2012. Such terms are as follows:

1.	Position and Responsibilities. You will serve in the position of Vice President, Consumer Technology[1] and assume and discharge such responsibilities as are commensurate with such position as your manager may direct. During your employment with the Company, you shall devote your full-time attention to your duties and responsibilities and shall perform them faithfully, diligently and completely. In addition, you shall comply with and be bound by the operating policies, procedures and practices of the Company including, without limitation, the Code of Conduct, in effect from time to time during your employment. You acknowledge that you shall be required to travel in connection with the performance of your duties.

2. Compensation.

a)	In consideration of your services, you will be paid an annual base salary of $250,000.00[2] at a bi-weekly rate of $9,615, subject to applicable tax withholdings and ordinary deductions. Pursuant to the Company’s regular payroll practices at your time of hire, you will be paid bi-weekly, on every other Friday. As an exempt employee, you are not eligible to receive overtime pay.

b)	You will be eligible to participate in the WebMD annual bonus plan starting in 2012. The amount of any such bonus will be determined at the Company’s sole discretion, considering both individual and Company performance, and will be paid in accordance with the Company’s bonus distribution schedule, so long as you are employed on the payment date. Your current annual bonus target is 40% of your annual base salary, pro-rated for 2012 based on your hire date. The Company reserves the right to modify the manner or mode of compensating employees for performance in a performance year.

c)	Sign-On Payment: You will receive a one-time payment of $30,000, minus applicable tax withholding, to be paid after your 30th day of employment (on or about June 29, 2012), provided you are in good standing at the time. Should you resign your position within 24 months from your date of hire, the payment shall be considered recoverable on a pro-rated basis from your date of hire.

3.	Other Benefits. You will be entitled to receive the standard employee benefits made available by the Company to its employees to the full extent of your eligibility. You shall be entitled to 20 paid

[1]	Effective January 13, 2017, the Board of Directors of WebMD appointed Mr. Treese to the position of Executive Vice President & Chief Technology Officer of WebMD.

[2]	Effective January 13, 2017, the Compensation Committee of the Board of Directors of WebMD set Mr. Treese’s annual base salary at $380,000.00.

vacation days per year with your first year accrual pro-rated based on your start date. During your employment, you shall be permitted, to the extent eligible, to participate in any group medical, dental, life insurance and disability insurance plans, or similar benefit plan of the Company that is available to employees generally. Participation in any such plan shall be consistent with your rate of compensation to the extent that compensation is a determinative factor with respect to coverage under any such plan. You have 31 days from your date of hire to complete the benefits enrollment process as indicated in your new hire packet. Benefits eligibility begins on the first day of the month following the first day of your employment with the Company (this excludes short-term disability insurance which begins 90 days after the first day of your employment). The Company shall reimburse you for all reasonable expenses actually incurred or paid by you in the performance of your services on behalf of the Company, upon prior authorization and approval in accordance with the Company’s expense reimbursement policy as from time to time in effect.

4.	Stock Options. Subject to the approval of the Compensation Committee of the Board of Directors of WebMD Health and under the terms and conditions of the WebMD Health Corp. Amended and Restated 2005 Long Term Incentive Plan (the “Equity Plan”), including the vesting provisions contained therein, you will be granted on your first day of employment (the “Date of Grant”) a non-qualified option (the “Option”) to purchase 10,000 shares of common stock of WebMD Health. The exercise price of the Option will be the closing price of the common stock on the Date of Grant. The Option will have a term of ten (10) years, subject to earlier termination in the event of the termination of your employment. The Option shall vest and become exercisable, subject to your continued employment on the applicable dates, as follows: 25% of the Option on each of the first, second, third and fourth anniversaries of the Date of Grant (full vesting occurring on the fourth anniversary of the Date of Grant). The Option shall be evidenced by and subject to the terms of the Company’s standard form stock option agreement, which will be sent to you separately.

5.	Restricted Stock. Subject to the approval of the Compensation Committee and under the terms of the Equity Plan and a restricted stock agreement to be entered into between you and WebMD Health (which shall be the standard agreement for executives of the Company), you shall be granted on the first day of your employment, 4,000 shares of restricted stock of WebMD Health. The shares shall vest and the restrictions thereon lapse in equal annual installments of 25% over four years, commencing on the first anniversary of the date of grant subject to your continued employment on the applicable dates

6.	Restrictive Covenants. You agree that your employment is contingent upon your execution of, and delivery to the Company of a Restrictive Covenants Agreement in the form attached hereto as Annex A.

7.	Conflicting Employment. You agree that, during your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

8.	At-Will Employment. You acknowledge that your employment with the Company is for an unspecified duration that constitutes at-will employment, and that either you or the Company can terminate this relationship at any time, with or without cause and with or without notice.

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9.	Prior Employment. You represent that you have delivered to the Company an accurate and complete copy of any and all agreements with any prior employer to which you continue to be subject. You represent that the execution by you of this offer letter and the performance by you of your obligations hereunder shall not conflict with, or result in a violation or breach of, any other agreement or arrangement, including, without limitation any employment, consulting or confidentiality/non-competition/non-solicitation agreement. You hereby agree to abide by the limitations on your conduct as set forth in any agreement between you and your prior employer. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described.

You agree you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have any obligation of confidentiality.

10.	General Provisions.

(a)	Your employment is contingent upon successful completion of a background check (including employment, education, criminal history, references and debarred parties). We would caution you not to resign any current employment until you have received notification of successful completion of both.

(b)	We are required by law to confirm your eligibility for employment in the United States. Thus, you will be asked to provide proof of your identity and eligibility to work in the U.S. on your start date.

(c)	This offer letter (including Annex A) and the terms of your employment will be governed by the laws of New York, applicable to agreements made and to be performed entirely within such state.

(d)	This offer letter sets forth the entire agreement and understanding between the Company and you relating to your offer of employment and supersedes all prior verbal discussions between us.

(e)	This offer letter will be binding upon your heirs, executors, administrators and other legal representatives and will be for the benefit of the Company and its respective successors and assigns.

(f)	All payments pursuant to this offer letter will be subject to applicable withholding taxes.

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Please acknowledge and confirm your acceptance of this offer letter, including Annex A, by signing and returning one copy of this offer letter and Annex A) in their entirety to Kathleen Tourjee at 646-674-6941, no later than May 7, 2012. Your new hire packet will provide you with further instructions for additional required paperwork. We look forward to a mutually rewarding working arrangement.

By	/s/ Raymond C. Flack
Raymond C. Flack
Director, Recruiting

OFFER ACCEPTANCE:

I understand and accept the terms of my employment with WebMD, LLC as set forth herein. I understand that this offer letter does not constitute a contract of employment for any specified period of time, and that either party, with or without cause and with or without notice, may terminate my employment relationship. I specifically acknowledge that I have been given notice of my rate of pay and the Company’s regular pay days, as set forth in paragraph 2(a) above. I know to direct any questions regarding my pay to my manager or Human Resources.

/s/ Richard Treese	Date: 5/1/12
Richard Treese

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ANNEX A

RESTRICTIVE COVENANT AGREEMENT

In consideration of my employment with WebMD LLC and/or any of its corporate parents, subsidiaries, divisions, or affiliates, or the successors or assigns of any of the foregoing (hereinafter referred to as the “Company”), I hereby agree as follows:

1.	Confidentiality.

a)	Trade Secret and Proprietary Information. I understand and acknowledge that, during the course of my employment with the Company and as a result of my having executed this Restrictive Covenant Agreement (“Agreement”), I will be granted access to valuable information relating to the business of the Company that provides the Company with a competitive advantage (or that could be used to the disadvantage of the Company by a Competitive Business) (as defined herein), which is not generally known by, nor easily learned or determined by, persons outside the Company (collectively “Trade Secret and Proprietary Information”). The term “Trade Secret and Proprietary Information” shall include, but shall not be limited to: (a) specifications, manuals, software in various stages of development; (b) customer and prospect lists, and details of agreements and communications with customers and prospects; (c) sales plans and projections, product pricing information, acquisition, expansion, marketing, financial and other business information and existing and future products and business plans of the Company; (d) sales proposals, demonstrations systems, sales material; (e) research and development; (f) computer programs; (g) sources of supply; (h) identity of specialized consultants and contractors and Trade Secret and Proprietary Information developed by them for the Company; (i) purchasing, operating and other cost data; (j) special customer needs, cost and pricing data; (k) employee information (including, but not limited to, personnel, payroll, compensation and benefit data and plans); and (l) patient information, including without limitation Protected Health Information as defined in 45 C.F.R. 164.50, including all such information recorded in manuals, memoranda, projections, reports, minutes, plans, drawings, sketches, designs, formula books, data, specifications, software programs and records, whether or not legended or otherwise identified by the Company as Trade Secret and Proprietary Information, as well as such information that is the subject of meetings and discussions and not recorded. Trade Secret and Proprietary Information shall not include such information that I can demonstrate (i) is generally available to the public (other than as a result of a disclosure by me), (ii) was disclosed to me by a third party under no obligation to keep such information confidential or (iii) was known by me prior to, and not as a result of, my employment or anticipated employment with the Company.

b)	Duty of Confidentiality. I agree at all times, both during and after my employment with the Company, to hold all of the Trade Secret and Proprietary Information in a fiduciary capacity for the benefit of the Company and to safeguard all such Trade Secret and Proprietary Information. I also agree that I will not directly or indirectly disclose or use any such Trade Secret and Proprietary Information to any third person or entity outside the Company, except as may be necessary in the good faith performance of my duties for the Company. I further agree that, in addition to enforcing this restriction, the Company may have other rights and remedies under the common law or applicable statutory laws relating to the protection of trade secrets. Notwithstanding anything in this Agreement to the contrary, I understand that I may disclose the Trade Secret and Proprietary Information to the extent required by applicable laws or governmental regulations or judicial or regulatory process, provided that I give the Company prompt notice of any and all such requests for disclosure so that it has ample opportunity to take all necessary or desired action, to avoid disclosure.

c)	Company Property. I acknowledge that: (i) all Trade Secret and Proprietary Information of the Company, (ii) computers, and computer-related hardware and software, cell phones, beepers and any other equipment provided to me by the Company, and (iii) all documents I create or receive in connection with my employment with the Company, belong to the Company, and not to me personally (collectively, “Company Property”). Such documents include, without limitation and by way of non-exhaustive example only: papers, files, memoranda, notes, correspondence, lists, e-mails, reports, records, data, research, proposals, specifications, models, flow charts, schematics, tapes, printouts, designs, graphics, drawings, photographs, abstracts, summaries, charts, graphs, notebooks, investor lists, customer/client lists, and all other compilations of information, regardless of how such information may be recorded and whether in printed form or on a computer or magnetic disk or in any other medium. I agree to return all Company Property (including all copies) to the Company immediately upon any termination of my employment, and further agree that, during and after my employment with the Company, I will not, under any circumstances, without the Company’s specific written authorization in each instance, directly or indirectly disclose Company Property or any information contained in Company Property to anyone outside the Company, or otherwise use Company Property for any purpose other than the advancement of the Company’s interests.

d)	Unfair Competition. I acknowledge that the Company has a compelling business interest in preventing unfair competition stemming from the intentional or inadvertent use or disclosure of the Company’s Trade Secret and Proprietary Information and Company Property.

e)	Investors, Other Third-Parties, and Goodwill. I acknowledge that all third-parties (e.g., customers, vendors, and advertisers) I service or propose to service while employed by the Company are doing business with the Company and not me personally, and that, in the course of dealing with such third-parties, the Company establishes goodwill with respect to each such third-party that is created and maintained at the Company’s expense (“Third-Party Goodwill”). I also acknowledge that, by virtue of my employment with the Company, I have gained or will gain knowledge of the business needs of, and other information concerning, third-parties, and that if such information were used to solicit or service any such third-parties on my own behalf or on behalf of a Competitive Business (as defined herein), the Company would be competitively disadvantaged.

f)

Intellectual Property and Inventions. I acknowledge that all developments, including, without limitation, the creation of new products, conferences, training/seminars, publications, programs, methods of organizing information, inventions, discoveries, concepts, ideas, improvements, patents, trademarks, trade names, copyrights, trade secrets, designs, works, reports, computer software, flow charts, diagrams, procedures, data, documentation, and writings and applications thereof relating to the past, present, or future business of the Company that I, alone or jointly with others, may have discovered, conceived, created, made, developed, reduced to practice, or acquired during my employment with the Company (collectively, “Developments”) are works made for hire and shall remain the sole and exclusive property of the Company, and I hereby assign to the Company all of my rights, titles, and interest in and to all such Developments, if any. I agree to disclose to the Company promptly and fully all future Developments and, at any time upon request and at the expense of the Company, to execute, acknowledge, and deliver to the Company all instruments that the Company shall prepare, to give evidence, and to take any and all other actions that are necessary or desirable in the reasonable opinion of the Company to enable the Company to file and prosecute applications for, and to acquire, maintain, and enforce, all letters patent, trademark registrations, or copyrights covering the Developments in all countries in which the same are deemed necessary by the Company. All data, memoranda, notes, lists, drawings, records, files, investor and client/customer lists, supplier lists, and other documentation (and all copies thereof) made or compiled by me or made available to me concerning the Developments or otherwise concerning the past, present, or planned business of the Company are Company Property, and will be delivered to the Company immediately upon the termination of my employment with the Company.

2.	Covenant Not to Compete with the Company.

a)	I acknowledge that the business of the Company can be conducted anywhere in the world and is not limited to a geographic scope or region, that its products, programs and services are marketed throughout the United States, Canada and other geographic regions throughout the world, that the Company competes in nearly all of its business activities with other individuals or entities that are, or could be, located in nearly any part of the world and that the nature of my services, position, and expertise are such that I am capable of competing with the Company from nearly any location in the world.

b)	Accordingly, in order to protect the Company’s Trade Secret and Proprietary Information and Third-Party Goodwill, I acknowledge and agree that during my employment with the Company and for a period of one year after the date my employment with the Company is terminated for any reason (the “Restricted Period”), I will not, without the Company’s express written permission, directly or indirectly (including through the Internet), own, control, manage, operate, participate in, be employed by, or act for or on behalf of (as principal, agent, employee, consultant, director or otherwise), any “Competitive Business” (as defined herein) located anywhere within the geographic boundaries of the United States, Canada and the world.

c)	For purposes of this Agreement “Competitive Business” will mean: (i) any enterprise engaged in developing, selling or providing (via the internet or other means) health or wellness information, decision support tools or services or applications and/or communication services, directly or indirectly, to consumers, health and/or benefit plan members or employees or healthcare professionals, including but not limited to products or services that provide information on diseases, conditions or treatments, store health care information, assess personal health status, and/or assist in making informed benefit, provider or treatment choices; and (ii) any enterprise engaged in any other type of business in which the Company is also engaged, or plans to be engaged, so long as I am directly involved in such business or planned business on behalf of the Company. Notwithstanding the foregoing, I understand that I may have an interest consisting of publicly traded securities constituting less than 1 percent of any class of publicly traded securities in any public company engaged in a Competitive Business, so long as I am not employed by, do not consult with, or become a director of or otherwise engage in any activities for, such company.

3.	Non-Solicitation of Employees, Customers. In order to protect the Company’s Trade Secret and Proprietary Information and Third-Party Goodwill, during the Restricted Period, I will not, without the Company’s express written permission, directly or indirectly:

a)	solicit, induce, hire, engage, or attempt to hire or engage any employee or independent contractor of the Company, or in any other way interfere with the Company’s employment or contractual relations with any of its employees or independent contractors, nor will I solicit, induce, hire, engage or attempt to hire or engage any individual who was an employee of the Company at any time during the one (1) year period immediately prior to the termination of my employment with the Company; and

b)	contact, call upon, encourage or solicit, on behalf of a Competitive Business, any existing or prospective client, or customer of the Company who I serviced, or otherwise developed a relationship with, or about whom I obtained confidential information as a result of my employment with the Company, nor will I attempt to divert or take away from the Company the business of any such client or customer.

4.	Injunctive Remedies. I acknowledge and agree that the restrictions contained in this Agreement are reasonably necessary to protect the legitimate business interests of the Company, and that any violation of any of the restrictions will result in immediate and irreparable injury to the Company for which monetary damages will not be an adequate remedy. I further acknowledge and agree that if any such restriction is violated, the Company will be entitled to immediate relief enjoining such violation (including, without limitation, temporary and permanent injunctions, a decree for specific performance, and an equitable accounting of earnings, profits, and other benefits arising from such violation) in any court having jurisdiction over such claim, without the necessity of showing any actual damage or posting any bond or furnishing any other security, and that the specific enforcement of the provisions of this Agreement will not diminish my ability to earn a livelihood or create or impose upon me any undue hardship. I also agree that any request for such relief by the Company shall be in addition to, and without prejudice to, any claim for monetary damages that the Company may elect to assert. In addition, the Restricted Period shall be extended for a period of time equal to the period of time during which I breached the restrictions contained herein.

5.	Severability Provision. I acknowledge and agree that the restrictions imposed upon me by the terms, conditions, and provisions of this Agreement are fair, reasonable, and reasonably required for the protection of the Company. In the event that any part of this Agreement is deemed invalid, illegal, or unenforceable, all other terms, conditions, and provisions of this Agreement shall nevertheless remain in full force and effect. In the event that the provisions of any of Sections 1, 2, or 3 of this Agreement relating to the geographic area of restriction, the length of restriction or the scope of restriction shall be deemed to exceed the maximum area, length or scope that a court of competent jurisdiction would deem enforceable, said area, length or scope shall, for purposes of this Agreement, be deemed to be the maximum area, length of time or scope that such court would deem valid and enforceable, and that such court has the authority under this Agreement to rewrite (or “blue-pencil”) the restriction(s) at-issue to achieve this intent.

6.	Non-Waiver. Any waiver by the Company of my breach of any term, condition, or provision of this Agreement shall not operate or be construed as a waiver of the Company’s rights upon any subsequent breach.

7.	Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, I HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF, UNDER, IN CONNECTION WITH, OR IN ANY WAY RELATED TO THIS AGREEMENT. THIS INCLUDES, WITHOUT LIMITATION, ANY LITIGATION CONCERNING ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN), OR ACTION OF THE COMPANY OR ME, OR ANY EXERCISE BY THE COMPANY OR ME OF OUR RESPECTIVE RIGHTS UNDER THIS AGREEMENT OR IN ANY WAY RELATING TO THIS AGREEMENT. I FURTHER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE COMPANY TO ISSUE AND ACCEPT THIS AGREEMENT.

8.	Notice to Future Employers. For a period of two (2) years after my employment with the Company ends, I will inform each new employer, prior to accepting employment, of the existence and details of the covenants contained in this Annex A and will provide each such employer with a copy of this Annex.

9.	Assignment. The Company shall have the right to assign its rights and obligations under this Annex A without my consent. I acknowledge that I may not assign my obligations herein.

RESTRICTIVE COVENANT AGREEMENT ACCEPTANCE

I understand and accept the restrictions and obligations imposed upon me by the terms, conditions, and provisions set forth in this Restrictive Covenant Agreement and agree to abide by same.

/s/ Richard Treese	Date: 5/1/12
Richard Treese

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